Legg Mason, Inc.
	   Computation of Consolidated Ratios of Earnings to Fixed Charges
			       (Dollars in thousands)



			Three                   Years ended March 31,
		    months ended
		     June  30,
			2002     2002     2001      2000      1999      1998

Earnings before
 income taxes        $ 80,358  $253,249  $265,820  $254,438 $156,811  $127,565


Fixed Charges:
 Interest expense      24,953   127,271   175,389   134,383   94,974    73,776
 Portion of rental
 expense representative
 of interest factor*    5,389    22,341    22,315    17,312   14,457    12,823


Earnings available
 for fixed charges   $110,700  $403,861  $463,524  $406,133 $266,242  $214,164


Fixed Charges:
 Interest expense    $ 24,953  $127,271  $175,389  $134,383 $ 94,974  $ 73,776
 Portion of rental
 expense representative
 of interest factor*    5,389    23,341    22,315    17,312   14,457    12,823

Total fixed charges  $ 30,342  $150,612  $197,704  $151,695 $109,431  $ 86,599

Consolidated ratio
 of earnings to         3.6      2.7        2.3       2.7       2.4       2.5
 fixed charges






* The portion of rental expense representative of interest factor is calculated as one-third of the total of Rent, DP Service Bureau and Equipment Rental expenses.